Exhibit 5.01

March 8, 2021

Natural Alternatives International, Inc.

1535 Faraday Avenue

Carlsbad, CA 92008

Re:         S-8 Registration Statement

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 700,000 shares (the “Shares”) of Common Stock, par value $0.01, of Natural Alternatives International, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2020 Omnibus Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Bylaws, a certain “good standing” certificate with respect to the Company, dated March 2, 2021, issued by the Office of the Secretary of State of the State of Delaware, the Plan, the corporate action of the Company that provides for the issuance of the Shares, and a signed Officer's Certificate from certain officers of the Company, dated March 8, 2021, as to certain factual matters relevant to our opinion, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

FisherBroyles daf/klg

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